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                                                                    EXHIBIT 99.3


                                      CONTACTS:        LEIV LEA
                                                       Pharmacyclics, Inc.
                                                       (408) 774-0330
                                                       IAN R. MCCONNELL
                                                       WeissCom Partners
                                                       (415) 362-5018


   PHARMACYCLICS ANNOUNCES DATA DEMONSTRATING NOVEL MECHANISM AND SUPPORT FOR
      ONGOING CLINICAL TRIALS OF XCYTRIN IN HEMATOLOGIC AND OTHER CANCERS

            -- Several studies presented at American Association for
                       Cancer Research Annual Meeting --

ORLANDO, FL, MARCH 29, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the presentation of several preclinical studies demonstrating the novel mechanism of action and rationale for ongoing clinical trials with the company's lead investigational drug Xcytrin(R) (motexafin gadolinium) in hematologic and other cancers. The data is being presented this week at the 95th Annual Meeting of the American Association for Cancer Research (AACR), held in Orlando, Florida, March 27-31.

Three of these studies showed that Xcytrin is cytotoxic to various lymphoma and myeloma cell lines in vitro. In addition to its single-agent activity, Xcytrin was found to be synergistic with several other commonly used agents for these types of cancers, such as Rituxan(R) and Velcade(R).

"These data demonstrate Xcytrin's unique mechanism of action and potential broad applications, and provide further support for its expanded clinical development as both a single agent and in combination with chemotherapy, radiation therapy as well as newer so-called targeted therapies for the treatment of various cancers, including hematologic malignancies," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "In other data presented at this

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meeting, we report on the development of a new class of potential anti-cancer compounds, derived from our technology platform."

Various studies reported at the meeting were directed toward elucidating the mechanism of action of Xcytrin. In one of the studies, Xcytrin was found to induce apoptosis, or programmed cell death, in lymphoma and myeloma cell lines by what is known as the intrinsic cell death pathway. This pathway is activated by reactive oxygen species produced by Xcytrin.

An additional presentation described the activity of a new class of potential anti-cancer agents based on the company's expanded porphyrin technology platform. Studies with this agent, demonstrated activity in vitro and in animal models with various lymphoma and myeloma cells.

To view all the abstracts presented this week by Pharmacyclics researchers and their collaborators, including those from Yale University and the University of Texas at Austin, in more detail, please visit the "events" section of the Pharmacyclics web site.

ABOUT XCYTRIN

Xcytrin is the first in a class of investigational drugs called texaphyrins, which are rationally designed small molecules that have a unique way of working inside diseased cells. Following administration, Xcytrin selectively localizes and accumulates inside cancer cells, due to their high rates of metabolism where it induces programmed cell death by generating reactive oxygen species. Previous preclinical studies have demonstrated that lymphoid malignancies are particularly sensitive to reactive oxygen species. Because Xcytrin is a paramagnetic compound, its presence is visible with MRI. Studies with MRI have confirmed the selective localization of Xcytrin in primary and metastatic tumors.

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Pharmacyclics is currently conducting an international pivotal, randomized Phase
3 clinical trial designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another part of the body) in patients suffering from non-small-cell lung cancer (NSCLC). This trial, known as the SMART trial, will enroll 550 patients at leading medical centers in the United States, Canada, Europe and Australia. Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin for the treatment of brain metastases in NSCLC patients. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products can be found on its web site at www.pcyc.com.

NOTE: Other than statements of historical fact, the statements made in this press release about the enrollment, progress of and reports of results from preclinical studies, clinical trials, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials; the fact that data from preclinical studies may not necessarily be indicative of future clinical trial results; whether Xcytrin will be shown to be safe or effective in treating lymphoma or myeloma in Phase 1, Phase 2 or later stage clinical trials; the progress of research and development programs in this indication; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other

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factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form
10-Q for the period ended December 31, 2003. Pharmacyclics, the "pentadentate" logo and Xcytrin are registered trademarks of Pharmacyclics, Inc.
Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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